UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 23, 2022

Ramaco Resources, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-38003	38-4018838
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

250 West Main Street, Suite 1800

Lexington, Kentucky 40507

(Address of principal executive offices, including zip code)

(859) 244-7455

(Registrant’s telephone number, including area code)

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.01 par value	METC	NASDAQ Global Select Market
9.00% Senior Notes due 2026	METCL	NASDAQ Global Select Market

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

☒	Emerging growth company

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

Item 1.01	Entry into a Material Definitive Agreement.

On September 23, 2022, Ramaco Development, LLC (the “Purchaser”), a subsidiary of Ramaco Resources, Inc. (the “Company”), entered into a Loan Agreement (the “Loan Agreement”) with Investec Bank PLC (the “Lender”), pursuant to which the Lender made a vendor loan (the “Loan”) to the Purchaser in the amount of $21 million to be used by the Purchaser for the sole purpose of paying a portion of the purchase price in said amount to Appleton Coal LLC (the “Seller”) for the purchase of Maben Coal LLC (“Maben”) pursuant to the Securities Purchase Agreement, dated as of August 8, 2022 (the “Purchase Agreement”), between the Purchaser and the Seller.

The Loan has a maturity date of September 23, 2024. Beginning in January 2023, the Purchaser must start making monthly repayments of the outstanding principal of the Loan in the amount of $800,000 per month on the last business day of each calendar month until the maturity date.

The Loan bears interest at the applicable secured overnight financing rate (“SOFR”) plus a margin of 3.0% payable in cash, compounded monthly. The Loan may be voluntarily prepaid in full without any prepayment fee at any time prior to the maturity date. The terms of the Loan Agreement include certain customary covenants and includes events of default relating to customary matters, including, among other things, nonpayment of principal, interest or other amounts; violation of covenants; and incorrectness of representations and warranties in any material respect. The Loan Agreement has customary notice and cure provisions.

The foregoing description of the Loan Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Loan Agreement, which is filed as Exhibit 10.2 to this Current Report on Form 8-K and is incorporated by reference herein.

Item 2.01	Completion of Acquisition or Disposition of Assets.

On September 23, 2022, the Company completed its previously announced acquisition of 100% of the membership interests in Maben pursuant to the Purchase Agreement for an aggregate cash purchase price of $30 million. The purchase price consisted of (i) $9 million paid in cash and (ii) the $21 million paid from the proceeds of the Loan.

Maben holds approximately 33 million tons of minable coal on over 28,000 leased acres located in Wyoming County and Raleigh County, West Virginia. The property contains various areas of high quality low vol met coal in the Pocahontas 3, Pocahontas 4, Sewell, and Pocahontas 6 (and all seams between the Sewell and Pocahontas 6) seams of coal.

The foregoing description of the Purchase Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Purchase Agreement, which was filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on August 8, 2022 and is incorporated by reference herein.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information included in Item 1.01 of this Current Report is incorporated by reference into this Item 2.03.

Item 7.01	Regulation FD Disclosure.

On September 26, 2022, the Company issued a press release announcing the transactions described above. A copy of this press release is furnished (not filed) as Exhibit 99.1 to this Current Report on Form 8-K.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
10.1	Securities Purchase Agreement, dated as of August 8, 2022, between Ramaco Development, LLC and Appleton Coal LLC (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K of Ramaco Resources, Inc. dated as of August 8, 2022).
10.2*	Loan Agreement, dated as of September 23, 2022, between Ramaco Development, LLC and Investec Bank PLC.
99.1	Press release issued by Ramaco Resources, Inc., dated September 26, 2022.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

* Certain schedules and similar attachments have been omitted in reliance on Item 601(a)(5) of Regulation S-K. The Company will provide, on a supplemental basis, a copy of any omitted schedule or attachment to the SEC or its staff upon request.

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: September 26, 2022

Ramaco Resources, Inc.

By:	/s/ Randall W. Atkins
	Name:	Randall W. Atkins
	Title:	Chairman and Chief Executive Officer